UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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UTAH MEDICAL PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filling Proxy Statement if other than the Registrant)

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March 7, 2013

Dear UTMD Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Utah Medical Products, Inc. (UTMD).  The meeting will be held promptly at 12:00 noon (local time), on Friday, May 3, 2013 at the corporate offices of UTMD, 7043 South 300 West, Midvale, Utah USA.  Please use the North Entrance.

Please note that attendance at the Annual Meeting will be limited to shareholders as of the record date (or their authorized representatives) and guests of the Company.  Proof of ownership can be a copy of the enclosed proxy card.  You may wish to refer to page one of this Proxy Statement for information about voting your proxy, including voting at the Annual Meeting.

At the Annual Meeting, we seek the approval of UTMD shareholders in electing one director, approving an incentive option plan and ratifying the selection of an independent accounting firm.  In an advisory vote, we are also asking UTMD shareholders to approve our executive compensation program.  If you think you will be unable to attend the meeting, please complete your proxy and return it as soon as possible.  If you decide later to attend the meeting, you may revoke the proxy and vote in person.

You have several options for obtaining UTMD’s public announcements and other disclosures including financial information, such as SEC Forms 10-K and 10-Q.  You can be added to the Company mail or fax lists by contacting Paul Richins with your mailing address or fax number, by sending an instruction letter to the corporate address, by calling (801-569-4200) with instructions, or by e-mailing your contact information to info@utahmed.com.  As an alternative, you can view and print Company financial and other information directly from UTMD’s website; http://www.utahmed.com.

Thank you for your ownership in UTMD!

Sincerely
Kevin L. Cornwell
Chairman & CEO

UTAH MEDICAL PRODUCTS, INC.
7043 South 300 West
Midvale, Utah  84047
(801) 566-1200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 3, 2013

TO THE SHAREHOLDERS OF UTAH MEDICAL PRODUCTS, INC.

The Annual Meeting of Shareholders (the “Annual Meeting”) of UTAH MEDICAL PRODUCTS, INC. (the “Company” or “UTMD”), will be held at the corporate offices of the Company, 7043 South 300 West, Midvale, Utah, on May 3, 2013, at 12:00 noon local time, for the following purposes:

(1)	To elect one director to serve a term expiring at the 2016 Annual Meeting and until her successor is elected and qualified;

(2)	To approve the 2013 Employees’ and Directors’ Incentive Plan

(3)	To ratify the selection of Jones Simkins LLC as the Company’s independent public accounting firm for the year ending December 31, 2013; and

(4)	To hold an advisory vote on the Company’s executive compensation program.

UTMD’s Board of Directors recommends a vote “FOR” the nominated director, whose background is described in the accompanying Proxy Statement, and “FOR” the other proposals.

Only shareholders of record at the close of business on March 1, 2013 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting.

This Proxy Statement and form of proxy are being first furnished to shareholders of the Company on approximately March 25, 2013.

THE ATTENDANCE AT AND/OR VOTE OF EACH SHAREHOLDER AT THE ANNUAL MEETING IS IMPORTANT, AND EACH SHAREHOLDER IS ENCOURAGED TO ATTEND.

BY ORDER OF THE BOARD OF DIRECTORS

Kevin L. Cornwell, Secretary
Salt Lake City, Utah
Dated: March 7, 2013

PLEASE PROMPTLY FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

If your shares are held in the name of a third party brokerage firm, nominee, or other institution, only that third party can vote your shares.  In that case, please promptly contact the third party responsible for your account and give instructions how your shares should be voted.

UTAH MEDICAL PRODUCTS, INC.
PROXY STATEMENT

This Proxy Statement is furnished to shareholders of UTAH MEDICAL PRODUCTS, INC. (the “Company” or “UTMD”) in connection with the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the corporate offices of the Company, 7043 South 300 West, Midvale, Utah, on May 3, 2013 at 12:00 noon local time, and any postponement or adjournment(s) thereof.  The enclosed proxy, when properly executed and returned in a timely manner, will be voted at the Annual Meeting in accordance with the directions set forth thereon.  If the enclosed proxy is signed and timely returned without specific instructions, it will be voted at the Annual Meeting:

(1)	FOR the election of Barbara A. Payne as a director;

(2)	FOR approval of the 2013 Employees’ and Directors’ Incentive Plan

(3)	FOR the ratification of Jones Simkins LLC as the Company’s independent registered public accounting firm;

(4)	IN support of the Company’s executive compensation program;

The Board of Directors has approved the foregoing proposals and recommends that the shareholders vote in favor of each of the proposals.  Proxies solicited by the Company will be voted FOR each of the proposals unless a vote against, or an abstention from, one or more of the proposals is specifically indicated on the proxy.

A proxy for the Annual Meeting is enclosed.  It is important that each shareholder complete, sign, date and return the enclosed proxy promptly, whether or not she/he plans to attend the Annual Meeting.  Any shareholder who executes and delivers a proxy has the right to revoke it at any time prior to its exercise by providing the Secretary of the Company with an instrument revoking the proxy or by providing the Secretary of the Company with a duly executed proxy bearing a later date.  In addition, a shareholder may revoke her/his proxy by attending the Annual Meeting and electing to vote in person.

Proxies are being solicited by the Company.  All costs and expenses incurred in connection with the solicitation will be paid by the Company.  Proxies are being solicited by mail, but in certain circumstances, officers and directors of the Company may make further solicitation in person, by telephone, facsimile transmission, telegraph or overnight courier.

Only holders of the 3,711,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding as of the close of business on March 1, 2013 (the “Record Date”), will be entitled to vote at the Annual Meeting.  Each share of Common Stock is entitled to one vote.  Holders of at least a majority of the 3,711,000 shares of Common Stock outstanding on the Record Date must be represented at the Annual Meeting to constitute a quorum for conducting business.

All properly executed and returned proxies, as well as shares represented in person at the meeting, will be counted for purposes of determining if a quorum is present, whether or not the proxies are instructed to abstain from voting or consist of broker non-votes.  Under the Utah Revised Business Corporation Act, matters other than the election of directors and certain specified extraordinary matters are approved if the number of votes cast FOR exceed the number of votes cast AGAINST.  Directors are elected by a plurality of the votes cast.  Abstentions and broker non-votes are not counted for purposes of determining whether a matter has been approved or a director has been elected.

Executive officers and directors holding an aggregate of 409,754 shares, or approximately 11%, of the issued and outstanding stock have indicated their intent to vote in favor of all proposals.

PROPOSAL NO. 1.  ELECTION OF DIRECTORS

General

The Company’s Articles of Incorporation provide that the Board of Directors is divided into three classes as nearly equal in size as possible, with the term of each director being three years and until such director’s successor is elected and qualified.  One class of the Board of Directors shall be elected each year at the annual meeting of the shareholders of the Company.  The Board of Directors has nominated Dr. Barbara A. Payne for election as a director, for a three-year term expiring at the 2016 Annual Meeting.

It is intended that votes will be cast, pursuant to authority granted by the enclosed proxy, for the election of the nominees named above as directors of the Company, except as otherwise specified in the proxy.  In the event a nominee shall be unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for such other person as may be designated by the Board of Directors.  The officers of the Company are elected to serve at the pleasure of the Board of Directors.  The information concerning the nominees and other directors and their security holdings has been furnished by them to the Company.  (See “PRINCIPAL SHAREHOLDERS” below.)

Directors and Nominees

The Board of Directors’ nominee for election as a director of the Company at the Annual Meeting is Dr. Barbara A. Payne.  Other members of the Board of Directors were elected at the Company’s 2011 and 2012 meetings for terms of three years, and therefore, are not standing for election at the Annual Meeting.  The terms of Mr. Hoyer and Dr. Beeson expire at the 2014 Annual Meeting and the terms of Mr. Cornwell and Mr. Richins expire at the 2015 Annual Meeting.  The Board of Directors has determined that Dr. Payne, Mr. Hoyer and Dr. Beeson are independent directors within the meaning of NASD Rule 5600(a)(2).  None of the directors has served on the board of another public company during the past five years. None of the directors has been a party in a legal proceeding during the past ten years related to securities, financial institutions, fraud in connection with any business entity or agency or organization, as defined in the Exchange Act, that has disciplinary authority over its members.  Background information appears below with respect to the incumbent directors whose terms have not expired, as well as the directors standing for reelection to the Board.

		Year
		First
Name	Age	Elected	Business Experience during Past Five Years and Other Information

Kevin L. Cornwell	66	1993
Chairman of UTMD since 1996.  President and CEO since December 1992. Secretary since 1993.  Has served in various senior operating management positions in several technology-based companies over a 38-year time span, including as a director on seven other company boards.  Received B.S. degree in Chemical Engineering from Stanford University, M.S. degree in Management Science from the Stanford Graduate School of Engineering, and MBA degree specializing in Finance and Operations Management from the Stanford Graduate School of Business. Among other personal and professional attributes, the board considers Mr. Cornwell’s decades of strategic and operational experience in the medical device industry and the Company’s many years of success and profitability under his guidance to be key reasons why he should continue as a member of the board.

Ernst G. Hoyer	75	1996
Retired for over 5 years.  Served fifteen years as General Manager of Petersen Precision Engineering Company, Redwood City, CA.  Previously served in engineering and general management positions for four technology-based companies over a 35-year time span.  Received B.S. degree in process engineering from the University of California, Berkeley, and MBA degree from the University of Santa Clara. Among other personal and professional attributes, the board considers Mr. Hoyer’s experience with and understanding of manufacturing operations, along with his financial and accounting expertise, to be key reasons why he should continue as a member of the board.

		Year
		First
Name	Age	Elected	Business Experience during Past Five Years and Other Information

Barbara A. Payne	66	1997
Retired for over 5 years.  Served over eighteen years as corporate research scientist for a Fortune 50 firm, and environmental scientist for a national laboratory.  Received B.A. degree in psychology from Stanford University, M.A. degree from Cornell University, and M.A. and Ph.D. degrees in sociology from Stanford University. Among other personal and professional attributes, the board considers Dr. Payne’s experience with and understanding of scientific research, her expertise in helping develop organizational excellence and her understanding of UTMD to be key reasons why she should continue as a member of the board.

James H. Beeson	71	2007
Maternal-Fetal Medicine Physician, Memorial Hermann SE Hospital, Houston, Texas. Professor at University of Texas, Houston, Medical School. Received B.S. degree in Chemistry from Indiana University, Ph.D. degree in Organic Chemistry from M.I.T., MBA from Michigan State University, and  MD from the University of Chicago Pritzker School of Medicine. Served four year residency in Ob/Gyn at Chicago Lying-In Hospital, and has actively practiced Obstetrics and Gynecology for over 32 years. Currently licensed to practice medicine in the states of Utah, Oklahoma and Texas.  Has published numerous articles and other technical papers.  Among other personal and professional attributes, the board considers Dr. Beeson’s experience as an Ob/Gyn physician as well as his general understanding of clinical practice and healthcare delivery to be key reasons why he should continue as a member of the board.

Paul O. Richins	52	1998
Chief Administrative Officer of UTMD since 1997.  Treasurer and Assistant Secretary since 1994.  Joined UTMD in 1990.  Received B.S. degree in finance from Weber State University, and MBA degree from Pepperdine University.  Among other personal and professional attributes, the board considers Mr. Richins’ twenty-two years of experience with the Company and his successful tenure as Principal Financial Officer to be key reasons he should continue as a member of the board.

Code of Ethics

The Company has adopted a Code of Ethics specifically for its Board of Directors.  The Company also has a Code of Conduct that applies to all of its employees, including its named executive officers, principal financial officer, and Board of Directors.  The Code of Ethics and Code of Conduct are available on the Company’s website, www.utahmed.com.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN PERSONS

The following table furnishes information concerning the ownership of the Company’s Common Stock as of March 1, 2013, by the directors, the nominees for director, the executive officers named in the compensation tables on page 5, all directors and executive officers as a group, and those known by the Company to own beneficially more than 5% of the Company’s outstanding Common Stock as of December 31, 2012.

Name	Nature of Ownership	Number of Shares Owned	Percent
Principal Shareholders
FMR Corp	Direct	438,418	11.8%
82 Devonshire Street
Boston, Massachusetts 02109

Bares Capital Management, Inc.	Direct	425,257	11.5%
221 West 6th Street, Suite 1225
Austin, Texas 78701

American Century Investment Management, Inc.	Direct	215,302	5.8%
430 West 7th Street
Kansas City, Missouri 64105

T. Rowe Price Associates, Inc.	Direct	197,976	5.3%
100 East Pratt Street
Baltimore, Maryland 21202-1009

Directors and Executive Officers
Kevin L. Cornwell (1)	Direct	308,241	8.3%
	Options	10,000	0.3%
	Total	318,241	8.6%

Ernst G. Hoyer (1)(2)(3)(4)	Direct	43,844	1.2%
	Options	-	0.0%
	Total	43,844	1.2%

Barbara A. Payne(2)(3)(4)	Direct	29,838	0.8%
	Options	-	0.0%
	Total	29,838	0.8%

Paul O. Richins	Direct	26,431	0.7%
	Options	650	0.0%
	Total	27,081	0.7%

James H. Beeson(2)(3)(4)	Direct	1,400	0.0%
	Options	20,000	0.5%
	Total	21,400	0.6%

All executive officers and	Direct	409,754	11.0%
directors as a group (5 persons)	Options	30,650	0.8%
	Total	440,404	11.8%

(1)   Executive Committee member
(2)   Audit Committee member
(3)   Governance and Nominating Committee member
(4)   Compensation and Benefits Committee member

In the previous table, shares owned directly by directors and executive officers are owned beneficially and of record, and such record shareholder has sole voting, investment and dispositive power.  Calculations of percentage of shares outstanding assumes the exercise of options to which the percentage relates.  Percentages calculated for totals assume the exercise of options comprising such totals.

Section 16(a) Beneficial Ownership Reporting Requirements

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company.  Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) requirements applicable to persons who were officers, directors and greater than 10% shareholders during the preceding fiscal year were complied with.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth, for the last three fiscal years, compensation received by the Company’s Chief Executive Officer and Principal Financial Officer.  There are no other named executive officers.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-equity Incentive Plan Compen-sation ($)	All Other Compen- sation ($)	Total ($)
Kevin L. Cornwell Chairman & CEO	2012 2011 2010	234,000 238,335 256,100	-- -- --	-- -- --	259,350 225,625 185,250	6,900 6,280 6,830	500,250 470,240 448,180

Paul O. Richins	2012	105,528	--	--	18,634	3,679	127,841
VP & Principal Financial Officer	2011 2010	103,754 102,649	-- --	-- --	16,450 11,255	3,160 3,169	123,364 117,073

Narrative disclosure to the Summary Compensation Table:
1.
Amounts included in All Other Compensation represent the aggregate total of Company 401(k) matching contributions, Company Section 125 matching contributions, and reimbursements under UTMD’s pet insurance plan to each named executive officer, all of which are benefits available to regular full-time employees.  During 2013, each named executive officer will be eligible to receive payment of eligible medical expenses under the employee Health Plan, up to $6,120 in 401(k) matching contributions, up to $500 in pet health cost reimbursements and up to $600 in matching Section 125 matching contributions.

2.	Medical, dental and vision expenses paid under the Company’s Health Plan, which are available to regular full-time employees, are not included in the above table.

3.
Non-equity Incentive Plan Compensation amounts, as described in more detail starting on page 10 under Bonuses were paid in late December or early February of the applicable following calendar year, representing Management Bonuses earned during the fiscal year reported.

2012 Grants of Equity Incentive Plan-Based Awards

No stock option awards were made in 2012 to any of the named executive officers listed in the Summary Compensation Table, or are currently planned for 2013.  The Company has no other equity incentive plans.

2012 Grants of Non-Equity Incentive Plan-Based Awards

Named Executive Officers participated in the Profit-Sharing Sales & Management Bonus Plan (MB Plan), generally available to all exempt, as well as key nonexempt, employees.  The structure of the performance-based MB Plan is described in the following Compensation Discussion and Analysis.  The 2012 awards under the MB Plan to the named executive officers were recommended by the Compensation and Benefits Committee initially in late 2012 and in final form in early 2013, after the independent audit of financial results had been concluded.  The awards were subsequently approved by the Board of Directors. The structure of the MB Plan remains the same for 2013.

Additional disclosure regarding executive and employee compensation
The Compensation and Benefits Committee establishes the criteria, and directs the implementation, of all compensation program elements for the CEO.  The CEO’s base salary is set early in each calendar year by the Board of Directors after review of the recommendation of the Compensation and Benefits Committee.  Mr. Cornwell’s base salary in 2013 will remain the same as set in 2012 and 2011. The annual MB paid to Mr. Cornwell in late 2012 and early 2013 for 2012 performance represented 52% of his total 2012 compensation.  Mr. Cornwell’s 2012 MB was 15% higher than in 2011. The Company’s EBT and EPS were up 31% and 35%, respectively, in 2012. Consistent with prior years, Mr. Cornwell’s MB was tied closely to UTMD profits and eps.

For all other employees, in collaboration with the other executive officer(s), the CEO develops compensation policies, plans and programs that are intended to meet the objectives of the Company’s overall compensation program. The Compensation and Benefits Committee annually reviews and approves the elements of the compensation program recommended by the CEO. In addition, the committee periodically reviews any proposed changes within a calendar year.  The compensation of employees other than the CEO, including other named executive officer(s), is administered by the CEO under the review and ratification of the Compensation Committee comprised of all the independent directors.  147 UTMD employees, including employees of its subsidiaries, received bonuses for 2012 performance.

Mr. Richins’ base salary at the beginning of 2013 was $106,100, which is subject to review and adjustment during the year on the same basis as the Company’s performance review criteria for its exempt employees.  Mr. Richins’ MB, which was about 15% of his total compensation in 2012, increased 13% compared to 2011 as a result of his ongoing contributions in corporate governance, in addition to Company financial performance.

Employment Agreements, Termination of Employment, and Change in Control.
Except for Mr. Cornwell, the Company has no employment agreements in the United States.  In Ireland, UTMD is subject to providing certain statutory advance notice and severance benefits to its employees in the event of redundancy termination.  In the United Kingdom (UK), Femcare has employment agreements with each of its employees that typically include a three month termination notice or pay in lieu of notice.

In May 1998, the Company entered into an agreement with the CEO to provide a long term incentive to increase shareholder value.  The Company is required to pay Mr. Cornwell additional compensation in the event his employment is terminated as a result of a change in control at the election of the Company or by the mutual agreement of Mr. Cornwell and the Company.  Under the agreement, the additional compensation that the Company is required to pay Mr. Cornwell is equal to his last three years’ salary and bonuses, and the appreciation of stock value for awarded options above the option exercise price. Presently, Mr. Cornwell holds 10,000 option shares at an exercise price of $25.59/ share. Based on the $36.05/ share closing price on December 31, 2012 and actual salary plus bonuses for the three years of 2010-2012, the additional compensation would be $1,503,260.

In the event of a change in control, the Company will also pay Mr. Cornwell incentive compensation under the agreement equal to about 2% of the value paid by an acquiring company that exceeds $14.00 per share.  For example, at the $36.05 per share closing price at the end of 2012, the amount of incentive compensation in the event of an acquisition of UTMD would be $1,653,750.  At the time of the execution of the agreement, the value per UTMD share was $7.75.

Except for notice, or payment in lieu thereof, provisions in UK employee contracts, UTMD’s CEO is the only employee with a formal termination benefit agreement, which was last modified in 1998.  Unless acquired as part of the acquisition of another company in a stock purchase transaction, the Board of Directors does not anticipate the need for any other agreements for the indefinite future.  In the absence of any practical requirement, UTMD has no general policies regarding termination benefits.

The Company is also required to pay all other optionees under employee and outside director’s option plans, the appreciation of stock value for awarded options above the option exercise price (“in the money”) in the event of a change of control of the Company.  The number of options outstanding as of December 31, 2012, excluding those held by the CEO and outside directors, was 119,527 at an average exercise price of $26.26/ share.  At the year-end 2012 per share closing price, the amount of change of control pay due all optionees excluding the CEO and outside directors would be $1,170,100.

Outstanding Equity Awards at 2012 Fiscal Year End
	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Named Executive Officer	Exercisable	Unexercisable
Kevin L. Cornwell	10,000	--	25.59	1/29/2014
Paul O. Richins	494	156	24.00	1/30/2019

The Company has no outstanding Stock Awards.

2012 Option Exercises and Stock Vested
	Option Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Kevin L. Cornwell	18,000	139,680
Paul O. Richins	2,125	18,951

 The Company has made no Stock Awards.

2012 Pension Benefits
The Company does not provide a defined benefit pension plan to any employee.

2012 Nonqualified Deferred Compensation
The Company does not provide nonqualified deferred compensation to any employee.

2012 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
James Beeson	24,000	--	--	--	24,000
Ernst Hoyer	30,000	--	--	--	30,000
Barbara Payne	24,000	--	--	--	24,000

Narrative disclosure to the Director Compensation Table:

1.	Mr. Hoyer received $4,000 for participating as a member of the Executive Committee, $2,000 as Chairman of the Audit Committee and $24,000 as the base annual director’s fee.
2.	Dr. Beeson received the $24,000 base annual director’s fee.
3.	Dr. Payne received the $24,000 base annual director’s fee.
4.
 For 2013, the outside directors’ base annual fee will be $25,000 each.  The fees for the outside director serving on the Executive Committee will remain the same at $4,000.  The Audit Committee Chairman will receive an annual $3,000 fee.

At the 2003 Annual Meeting, shareholders approved the 2003 Employees’ and Directors’ Incentive Plan, under which up to 1.2 million shares could have been granted over the ten-year life of the plan. The Board of Directors did not approve an award of outside director options in the three preceding years 2000-2002, or in the ensuing years of 2004-2012, except for a 10,000 share award to Dr. Beeson upon joining the board in 2007 and an ensuing 10,000 share award to Dr. Beeson in 2008.  The 2003 Plan expired in February 2013.

At December 31, 2012, 20,000 total unexercised outside director options were outstanding: 10,000 with a $31.33 exercise price and 10,000 with a $28.13 exercise price.  The Company is required to pay outside director optionees the appreciation of stock value for issued options above the option exercise price in the event of a change of control of the Company.  At the $36.05 per share closing price at the end of 2012, the amount of change in control pay due outside directors would be $126,400.

DISCLOSURE RESPECTING THE COMPANY’S EQUITY COMPENSATION PLANS

The following table summarizes, as of the end of the most recent fiscal year, compensation plans, including individual compensation arrangements, under which equity securities of the Company are authorized for issuance, aggregated for all compensation plans previously approved by shareholders and for all plans not previously approved by shareholders:

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)(1)

Equity compensation plans approved by security holders	149,500	$26.68	870,800
Equity compensation plans not approved by security holders	-	(Not applicable)	-
Total	149,500	$26.68	870,800

(1) No shares were granted between year-end 2012 and when the 2003 Plan expired on February 15, 2013. As of February 16, 2013, no shares are available to be issued under the 2003 Plan.

Additional disclosure regarding dilution from equity awards:

In 2003, shareholders approved the incentive stock option plan for employees and directors summarized in the table above. The Company currently has no other equity award programs.  The dilutive impact to shareholders of stock option awards is provided in the tables below:

	2010	2011	2012
Option shares available for award per shareholder approved option plans (beginning of year)	728,678	816,641	864,454
Option shares allocated by the Board of Directors	12,000	*72,000	13,000
Total option shares awarded	7,700	67,200	13,000

*Note: The 2011 allocation includes a special 60,000 share Femcare employee allocation on the closing date of the acquisition.

	2010	2011	2012
Total unexercised awarded option shares (end of year)	216,936	238,306	149,527

Weighted-average unexercised option exercise price	$24.75	$25.23	$26.68
Closing market price of UTMD stock per share (end of year)	$26.88	$27.00	$36.05

(A) Dilution from options (shares)	22,453	14,072	33,961
(B) Weighted average shares outstanding	3,620,604	3,630,507	3,677,311
Total diluted shares outstanding (A+B), used for EPS calculation	3,643,057	3,644,580	3,711,272

COMPENSATION DISCUSSION AND ANALYSIS

General

Under the supervision of the Compensation and Benefits Committee, the Company has developed and implemented compensation policies, plans and programs that seek to enhance the long-term profitability, EPS growth and return on shareholders’ equity (ROE) of the Company, and thus shareholder value, by aligning closely the financial interests of the Company’s senior management and other key employees with those of its shareholders.  The long term key financial performance objectives are a 20% annually compounded rate of increase in EPS and an average ROE prior to payment of cash dividends greater than 25%.  The Company has actually achieved a 17% annually compounded rate of increase in EPS and an average of 30% ROE (prior to payment of shareholder dividends) over the twenty-six years since 1986, its first year of profitability since becoming a publicly-traded company.

At the beginning of each year, the Board of Directors approves an operating plan which sets the standards for the Company’s financial and nonfinancial performance.  The performance each year may vary according to general economic conditions, competitive environment, life cycle of products, new product development and other factors.  The Compensation and Benefits Committee then approves compensation criteria set in relation to the Company’s annual operating plan which includes numerous income statement, balance sheet and cash flow measures, in addition to nonfinancial objectives established for each employee participating in the annual MB program.

The Company applies a consistent philosophy to compensation for all employees, including senior management.  The philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individual employees working toward common objectives.  The Company strives to achieve those objectives through teamwork that is focused on meeting the needs and expectations of customers and shareholders.

The Company believes that its compensation policies, in particular its profit-sharing management bonus program and employee stock option awards, align key employee compensation with shareholder interest in creating longer term shareholder value and consistent profitability.  There are no compensation programs or policies that create risks that are reasonably likely to have a material adverse effect on the Company.

There are seven basic objectives for the Company’s compensation program:

(1)           Pay for Performance.  The basic philosophy is that rewards are provided for the long-term value of individual contribution and performance to the Company.  Rewards are both recurring (e.g., base salary) and non-recurring (e.g., bonuses), and both financial and non-financial (e.g., recognition and time off).

(2)           Provide for Fairness and Consistency in the Administration of Pay.  Compensation is based on the value of the job, what each individual brings to the job, and how well each individual performs on the job, consistently applied across all functions of the Company.

(3)           Pay Competitively.  The Company believes it needs to attract and retain the best people in the industry in order to achieve one of the best performance records in the industry.  In doing so, the Company needs to be perceived as rewarding well, where competitive compensation includes the total package of base pay, bonuses, awards and other benefits.

(4)           Conduct an Effective Performance Review Process.  The Company believes it needs to encourage individual employee growth and candidly review each individual’s performance in a timely way.  This feedback process is bilateral, providing management with an evaluation of the Company through the eyes of its employees.

(5)           Effectively Plan and Administer the Compensation Program.  Expenditures for employee compensation must be managed to what the Company can afford and in a way that meets management goals for overall performance and return on shareholder equity.

(6)           Communicate Effectively.  The Company believes that an effective communication process must be employed to assure that its employees understand how compensation objectives are being administered and met.

(7)           Meet All Legal Requirements.  The compensation program must conform to all state and federal employment laws and rules.

The Company uses essentially five vehicles in its compensation program.

(1)           Salary.  UTMD sets base salaries by reviewing the aggregate of base salary and annual bonus for competitive positions in the market.  The CEO’s base salary is set early in each calendar year by the Board of Directors.  Because UTMD is a small company where responsibilities are fluid and cross functional lines, there may not be a one for one comparison with other companies’ job positions.  Based on the knowledge and experience of members of senior management and the Compensation Committee, base salaries are fixed at levels somewhat below the competitive amounts paid to management with comparable qualifications, experience and responsibilities at other similarly profitable companies engaged in the same or similar businesses. Then, annual bonuses and longer term incentive compensation are more highly leveraged and tied closely to the Company’s success in achieving significant financial and non-financial goals.

(2)           Bonuses.  UTMD’s Profit-Sharing Sales & Management Bonus (MB) Plan, which funds annual management bonuses, along with other contemporaneous incentives during the year, is generated out of a pretax/prebonus profit-sharing pool accrued throughout the year, and finalized, where the annual bonus portion is concerned, after the year-end independent financial audit has been completed.  Prior to 2006, the Board of Directors had approved an accrual guideline of 4% of pretax, prebonus earnings, plus 10% of pretax, prebonus earnings improvements over the prior year’s results, as an allocation for the plan.  For example, if the Company achieved 20% growth in pretax/prebonus accrual earnings, the MB Plan would accrue 6% of pretax, prebonus earnings during the applicable year into a “pool.”  The pool would then be distributed after the completed independent audit after recommendation of the Compensation and Benefits Committee and approval by the Board.  Beginning in 2006, although the mechanism for the MB Plan remains unchanged, in order to compensate for the decrease in the number of option shares granted key employees (as the result of the requirement to expense the estimated “value” of options), the Board of Directors increased the base percent of the annual Management Bonus accrual formula from 4% to 5% of pretax/prebonus profits, and, except for the CEO, added an additional bonus inflating factor ranging from 7-15%.

UTMD’s management personnel, beginning with the first level of supervision and professional management, and including certain non-management specialists and technical people, together with all direct sales representatives, are eligible as participants in the MB Plan.  At the beginning of the year, plan participants were generally awarded participation units in the bonus plan, proportional to base salary and responsibility, based on senior management’s determination of the relative contribution expected from each person toward attaining Company goals.  Each individual’s performance objectives, derived as the applicable contribution needed from that key employee to achieve the Company’s overall business plan for the year, are available for review as needed by the Committee.  As part of the planning process, each eligible employee develops a set of measurable and dated objectives for the ensuing year.  Achieving the Company’s plan sets an expected value per bonus unit.  After the end of the year, each individual participant’s contribution to the Company’s performance is assessed by senior management in order to determine an additional allocation of units for individual contributions, with the accomplishment of the beginning of year objectives as a key component.  In 2012, 147 employees, including  employees of UTMD’s subsidiaries, were included in the distribution of a $542,800 annual MB Plan payout, not including payroll taxes.  The MB Plan also funded $10,100 in extraordinary bonuses paid contemporaneously to non-executive employees during the year, $11,500 in non-exempt employee attendance bonuses, $43,200 in continuing education and $6,500 in holiday gifts to employees.

The Company makes occasional cash awards, in amounts determined on an individual basis, to employees who make extraordinary contributions to the performance of the Company at any time during the year.  These contemporaneous payments are made as frequently as possible to recognize excellent accomplishments when they occur.  The awards are funded from the accrued MB plan described above, and therefore do not otherwise impact the Company’s financial performance. Senior management is not eligible for these awards.

(3)           Employee Stock Options.  The Compensation and Benefits Committee believes that its awards of stock options have successfully focused the Company’s management personnel on building profitability and shareholder value.  The Board of Directors considers this policy highly contributory to growth in future shareholder value.  The number of options awarded in 2012 reflects the judgment of the Board of the number of options sufficient to constitute a material, recognizable benefit to recipients.  No explicit formula criteria were utilized, other than minimizing dilution to shareholder interests and the impact on earnings per share for option expense.  When taken together with the share repurchase program, the net result of the option program over the last five years has been awarding option shares to key employees at a higher price, and in substantially smaller amounts, than shares actually repurchased in the open market during the same time period.

 At the 2003 Annual Meeting, shareholders approved the 2003 Employees’ and Directors’ Incentive Plan, under which up to 1.2 million shares could have been granted over the ten-year life of the plan.  As of March 1, 2013, 119,400 unexercised option shares are outstanding under the 2003 Plan.  During the same period of time that 162,600 (uncancelled) option shares were granted to current employees under the 2003 Plan, UTMD repurchased 1.4 million of its shares in the open market.

After the conclusion of the annual independent audit and public announcement of financial results, the Board of Directors typically allocates an annual amount of shares for employee options each year at its regularly scheduled Board meeting following the audited close of the prior year’s financial performance.  Option shares may be awarded on this same date at the closing price on the date of the meeting.  Some number of allocated shares are usually reserved for awards later in the year to employees, including new or key employees with increased responsibilities.  The Compensation and Benefits Committee approves all awards, and the closing price on the date of the approval is the exercise price of the option shares.   According to policy, awards are not made in advance of material news events, or when material non-public information is known.

No option shares were awarded in 2013 prior to the expiration of the 2003 Plan.  In 2012, the Board authorized 13,000 option shares which were awarded to a total of 11 U.S., Ireland and UK employees at an exercise price of $33.30 per share.  As of March 1, 2013, 1,000 of those option shares have been cancelled.

Employee and director options vest over a four-year period, with a ten-year exercise period.  If shareholders approve the new Option Plan at the May 2013 Annual Meeting, management expects to recommend additional options be awarded on an annual basis to the Company’s key employees based on its belief that sharing ownership of the Company with those who help create its success is the best way to assure growth in shareholder value.

(4)           Retirement Plans.  The Company has sponsored a 401(k) retirement plan for U.S. employees since 1985, a contributory retirement plan for Irish employees since 1998 and an acquired contributory retirement plan for Femcare employees since March 2011.  The Compensation and Benefits Committee believes that a continuance of the retirement plans is consistent with ensuring a stable employment base by helping to provide Company employees with a vehicle to build long-term financial security.  In 2012, the Company matched employee contributions and paid administrative costs at a total expense, including all of its subsidiaries, of about $161,000.  For 2013, the Board of Directors has approved continuing the retirement plan matching formulas on the same basis as in 2012.

(5)           Group Benefit Plans.  The Company provides group medical, dental and life insurance benefit plans for its employees.  For U.S. employees, the health benefits plan is consistent with self-funded group plans offered by other companies.  The portion of the monthly premium cost is paid by U.S. plan participants on a graduated scale so that higher paid employees pay a higher premium.  In Ireland and the UK, employees do not pay premiums, and are provided medical and life coverages consistent with benefits provided to employees of similar companies.

Structure for Executive Officer Compensation

The structure and activities of the Compensation Committee meet the requirements of the SEC’s new Rule 10C-1, as mandated by Section 952 of the Dodd-Frank Act.  In regard to Item 407 of Regulation S-K, in 2012 and to-date in 2013, the company has not retained or obtained the advice of a compensation advisor.

Utilizing the compensation objectives and vehicles outlined previously, the Compensation and Benefits Committee, comprised of all three outside directors, establishes the annual base salary for the CEO.  All other employees’ salaries are set by the CEO, and reviewed by the Committee for consistency with the Company’s compensation objectives.  The Committee periodically uses surveys of similar companies selected from among the companies with which UTMD’s stock is compared in the Stock Performance Chart, based on variations in industry type, geographic location, size, and profitability as the Committee deems appropriate.  Base salary is fixed at a level somewhat below the competitive amounts paid to executive officers with comparable qualifications, experience and responsibilities at other similarly sized companies engaged in the same or similar businesses.  The annual bonus and long-term incentive compensation in the form of stock options were more highly leveraged and tied closely to the Company’s success in achieving significant financial and non-financial goals.

The annual bonuses for the named executive officers are awarded using the same basis as all employees included in the annual profit-sharing MB Plan.  The goals for executive officers include financial and non-financial goals.  Financial goals include net sales, gross profit margin, operating margin, after-tax profits, return on equity and earnings per share.  Non-financial goals include continuing the development of a talented and motivated team of employees, conceiving and implementing programs to maintain competitive advantages and to achieve consistent earnings per share growth, reacting to competitive challenges, developing business initiatives to further support critical mass in a consolidating marketplace, promoting the Company’s participation in socially responsible programs, protecting intellectual property, maintaining compliance with regulatory requirements, achieving a high regard for the integrity of the Company and its management, and minimizing issues that represent significant business risk factors such as overly burdensome administrative programs and product liability exposure.  In 2012, UTMD significantly exceeded its growth and profitability objectives in a difficult economic period of time for all participants in the medical device industry.  Based on the Company’s overall performance, annual management bonuses were about 12% higher on the average than in 2011 for the same level of responsibility and contribution for exempt employees regularly participating in the MB plan.  Nonexempt employee bonus increases were not meaningful on a percentage basis because nonexempt employees typically only participate in the annual MB on an exception basis.

The Committee intends that stock options serve as an important component of executive officers’ total compensation in order to retain critical efforts on behalf of the Company and to focus efforts on enhancing shareholder value.  The Committee believes that past option awards have successfully provided this incentive.  An option for 50,000 shares was awarded the CEO in January 2004, at an exercise price of $25.59 per share.  Except for the 2004 award, no CEO options have been awarded during the last fourteen years.

The following chart compares annual changes in total executive compensation with changes in earnings per share, shareholder return (year-end share price plus cash dividends paid during the year) and UTMD year-end market capitalization, starting at December 31, 2006:

Compensation and Benefits Committee Interlocks and Insider Participation

The members of the Compensation and Benefits Committee are Ernst G. Hoyer, Barbara A. Payne and James H. Beeson.  No member of the committee is a present or former officer of the Company or any subsidiary.  There are no other interlocks.  No member of the Committee, his or her family, or his or her affiliate was a party to any material transactions with the Company or any subsidiary since the beginning of the last completed fiscal year.  No executive officer of the Company serves as an executive officer, director or member of a compensation committee of any other entity, an executive officer or director of which is a member of the Compensation and Benefits Committee of UTMD.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

BOARD OF DIRECTORS AND OTHER BOARD COMMITTEE REPORTS

Director Independence

UTMD’s Board of Directors has determined that a majority of its directors are independent, as that term is defined in NASD Rule 5605(a)(2), which satisfies the independence requirement of NASD Rule 5605(b)(1).  The Board of Directors was not aware of any transactions, relationships or arrangements to be considered in determining that Dr. Payne, Mr. Hoyer and Dr. Beeson were independent under the NASD Rules.

Board Leadership

The roles of CEO and Chairman are held by Mr. Cornwell.  Because of Mr. Cornwell’s training and experience in the organization of functions of a Board of Directors, his successful tenure on the board since 1993 and the small size of the Company’s board membership, the Board of Directors believes this structure is most appropriate at this time. Mr. Hoyer serves as the lead director of the outside directors because of his tenure as the longest serving outside director and his roles as Chairman of the Audit Committee and outside director representative on the Executive Committee.  As the lead outside director, Mr. Hoyer coordinates independent meetings of the outside directors, and assimilates outside director questions and company management responses.

Risk Oversight

The Board of Directors takes a key role in overseeing the Company’s risks.  The board receives frequent timely reports of the Company’s financial performance, changes in and composition of balance sheet accounts, quality assurance program effectiveness, product liability risks and status of relationships with all business constituencies including customers, employees, suppliers and government entities.  The board reviews and authorizes all material contracts in which the Company enters, including banking relationships.  The Governance and Nominating Committee receives regular reports on UTMD’s compliance with securities laws and communications with the SEC and shareholders.  The Audit Committee has established an independent whistleblower hot line to encourage early and anonymous reporting of accounting irregularities or other violations of UTMD’s codes of ethics.  The Board of Directors routinely reviews litigation threats, product/market strategies and operational activities of the Company.

Board Committees and Meetings

The Board of Directors held three formal meetings during 2012, and one meeting to date in 2013.  All of the directors attended all meetings during their respective incumbencies. The independent outside directors also met without executive management three times during 2012, and once to date in 2013.

The Company has Executive, Audit, Governance and Nominating and Compensation and Benefits Committees.  The current members of the Company’s committees are identified in the preceding Security Ownership table.  The written committee charters, composition, schedule of meetings and attendance are available for public review at www.utahmed.com/governance.

During 2012 and to-date in 2013, the Executive Committee has held about two informal meetings per month. The Executive Committee met once formally in December 2012 to review 2012 financial performance and discuss operating objectives for 2013.  Any formal actions taken on of behalf of the Board of Directors by the Executive Committee were subsequently presented to the full board for ratification.

The Audit Committee formally met three times during 2012 and once to date in 2013 to review the quarterly financial reports, periodic independent accounting reviews and financial and internal control audits by Jones Simkins LLC, UTMD’s independent auditor.  The Audit Committee selects the Company’s independent accountants, approves the scope of audit and related fees and reviews financial reports, audit results, internal accounting procedures, internal controls and other programs to comply with applicable requirements relating to financial accountability.  The Audit Committee Chairman on behalf of the Audit Committee reviewed and selected independent auditors for the UK, Ireland and Australia subsidiaries’ financial audits and tax returns.

The Governance and Nominating Committee met formally three times during 2012, and once to date in 2013.  The Governance and Nominating Committee, which is comprised of the independent members of the Board of Directors, takes the lead in developing and implementing policies that are intended to ensure that the Board of Directors will be appropriately constituted and organized to meet its fiduciary obligations to the Company and its shareholders, identify individuals qualified to become members of the Board of Directors, and develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company.  During its meetings, after receiving the Company’s routine compliance reports, the Governance and Nominating Committee reviewed compliance by UTMD and its personnel, including executive officers and directors, with applicable regulatory requirements as well as the Company’s own compliance policies, and compared its established policies and procedures for compliance with current applicable laws and regulations, under the guidance of corporate counsel, as needed.

The Governance and Nominating Committee will consider nominees recommended by shareholders.  In accordance with the Company’s Bylaws, shareholders’ nominations for election as directors must be submitted in writing to the Company at its principal offices not less than 30 days prior to the Annual Meeting at which the election is to be held (or if less than 40 days’ notice of the date of the Annual Meeting is given or made to shareholders, not later than the tenth day following the date on which the notice of the Annual Meeting was mailed).

When considering candidates for directors, the Governance and Nominating Committee takes into account a number of factors, including the following:

•	judgment, skill, integrity and reputation;
•	whether the candidate has relevant business experience;
•	whether the candidate has achieved a high level of professional accomplishment;
•	independence from management under both Nasdaq and Securities and Exchange Commission definitions;
•	existing commitments to other businesses;
•	potential conflicts of interest with other pursuits;
•	corporate governance background and experience;
•	financial and accounting background that would permit the candidate to serve effectively on the Audit Committee; and
•	size, composition, and experience of the existing Board of Directors.

When considering director candidates, the committee looks for diversity in experience, education, knowledge of industry and geography that when taken in the aggregate of all directors provides a robust scope of understanding of the functional and strategic challenges that the Company faces.

The committee will consider candidates for directors suggested by stockholders using the same considerations.  Stockholders wishing to suggest a candidate for director should write to Governance and Nominating Committee, Utah Medical Products, Inc., 7043 South 300 West, Midvale, UT 84047 and include:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;
•	the name of and contact information for the candidate;
•	a statement that the candidate is willing to be considered and would serve as a director if elected;
•	a statement of the candidate’s business and educational experience preferably in the form of a resume or curriculum vitae;
•	information regarding each of the factors identified above, other than facts regarding the existing Board of Directors, that would enable the committee to evaluate the candidate;
•	a statement detailing any relationship between the candidate and any customer, supplier, or competitor of the Company;
•	detailed information about any relationship or understanding between the stockholder and the proposed candidate; and
•	confirmation of the candidate’s willingness to sign the Company’s code of ethics and other restrictive covenants, and abide by all applicable laws and regulations.

Before nominating a sitting director for reelection at an annual meeting, the committee will consider:

•	the director’s performance on the Board of Directors and attendance at Board of Directors’ meetings; and
•	whether the director’s reelection would be consistent with the Company’s governance guidelines and ability to meet all applicable corporate governance requirements.

When seeking candidates for director, the committee may solicit suggestions from incumbent directors, management or others.  After conducting an initial evaluation of the candidates, the committee will interview that candidate if it believes the candidate might be suitable for a position on the Board of Directors.  The committee may also ask the candidate to meet with management.  If the committee believes the candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s nomination.

The Compensation and Benefits Committee, comprised of all incumbent outside directors, consulted by telephone and met formally in early 2012, late 2012 and again in early 2013 to review management performance relative to objectives, recommend compensation and develop compensation strategies and alternatives throughout the Company, including those discussed in the Compensation Discussion and Analysis section of this Proxy Statement.  The deliberations culminated in recommendations ratified at the February 2012 and February 2013 Board of Directors meetings.  None of the members of the Compensation and Benefits Committee or executive management has engaged a compensation consultant within the past five years.

The policy of the Company is that each member of the Board of Directors is encouraged, but not required, to attend the Annual Meeting.  All five directors attended the 2012 Annual Meeting.

Stockholder Communications with Directors

UTMD stockholders who wish to communicate with the Board, any of its committees, or with any individual director may write to the Company at 7043 South 300 West, Midvale, UT 84047.  Such letter should confirm that it is from a UTMD stockholder.  Depending upon the subject matter, management will:

•	forward the communication to the director, directors, or committee to whom it is addressed;
•	attempt to handle the inquiry directly if it is a request for information about UTMD or other matter appropriately dealt with by management; or
•	not forward the communication if it is primarily commercial in nature, or if it relates to an improper or irrelevant topic.

At each Board of Directors’ meeting, a member of management presents a summary of communications received since the last meeting that were not forwarded to the directors, and make those communications available to the directors on request.

Report of the Compensation and Benefits Committee

The Compensation Committee has reviewed and discussed the CD&A with UTMD management.  Based on that review, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s annual report on Form 10-K and this Proxy Statement.  In August 2008, the Board of Directors adopted an updated Compensation and Benefits Committee charter, which is available at www.utahmed.com.

Submitted by the Compensation and Benefits Committee:	Ernst G. Hoyer
Barbara A. Payne
James H. Beeson

Report of the Audit Committee

The Audit Committee of the Board of Directors is composed of all outside directors, all of whom are independent as defined in Nasdaq Stock Market Rule 5605(a)(2) and under Rule 10A-3(b)(1) adopted pursuant to the Securities Exchange Act of 1934.  The members of the Audit Committee are James H. Beeson, Ernst G. Hoyer and Barbara A. Payne.  In August 2008, the Board of Directors adopted an updated Audit Committee charter, which is available at www.utahmed.com.  Ernst G. Hoyer is the Board of Directors’ designated Audit Committee Financial Expert consistent with The Sarbanes-Oxley Act of 2002.

The Audit Committee oversees the financial reporting and internal controls processes for UTMD on behalf of the Board of Directors.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the quarterly and annual financial statements included in the Annual Report to Shareholders and reports filed with the Securities and Exchange Commission.

The Audit Committee formally met three times during 2012 and once to date in 2013 to review the quarterly financial reports and reviews and audits by Jones Simkins LLC, UTMD’s independent auditor.  The Committee also met informally from time to time during the year.  In accordance with Statement on Auditing Standards No. 61, discussions were held with management and the independent auditors as needed regarding the acceptability and the quality of the accounting principles used in the reports.  These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting, and the reasonableness of the significant judgments and management decisions made in developing the financial statements.  In addition, the Audit Committee has discussed with the independent auditors their independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 and The Sarbanes-Oxley Act of 2002.

The Audit Committee has also met with Company management and its independent auditors and discussed issues related to the overall scope and objectives of the audits conducted, the internal controls used by the Company, the openness and honesty of management, auditor verification of information provided by management, quality control procedures used by auditors in performing the independent audit, and any possible conflicts of interest.  The Committee elicited recommendations for improving UTMD’s internal control procedures.  The independent auditors completed a formal review of the scope and effectiveness of the Company’s internal control procedures, and made a couple of informal suggestions.

Pursuant to the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:	Ernst G. Hoyer
Barbara A. Payne
James H. Beeson

STOCK PERFORMANCE CHART

The following chart compares what an investor’s five-year cumulative total return (assuming reinvestment of dividends) would have been assuming initial $100 investments on December 31, 2007, for the Company’s Common Stock and the two indicated indices.  The Company’s Common Stock trades on the Nasdaq Global Market.

Cumulative shareholder return data respecting the Nasdaq Stock Market (U.S. and Foreign) are included as the comparable broad market index.  The peer group index is all Nasdaq Stocks with Standard Industrial Classification (SIC) codes 3840-3849, all of which are in the medical device industry.  UTMD’s primary SIC code is 3841.

Five-Year Cumulative Total Returns

Utah Medical Products, Inc.
Nasdaq US & Foreign
Nasdaq Stocks (SIC 3840-3849)
$160
$140
$120
$100
$80
$60
$40
$136.15
$119.75
$107.11
Dec-07
Dec-08
Dec-09
Dec-10
Dec-11
Dec-12

	Dec-07	Dec-08	Dec-09	Dec-10	Dec-11	Dec-12
Utah Medical Products, Inc.	100.0	78.9	104.4	102.0	105.3	136.1
Nasdaq Stock Market (US & Foreign)	100.0	60.0	87.1	102.9	102.0	119.7
Nasdaq Stocks (SIC 3840-3849) Medical Devices, Instruments and Supplies	100.0	53.8	78.5	83.7	96.2	107.1

PROPOSAL NO 2. APPROVAL OF 2013 EMPLOYEES’ AND DIRECTORS’ INCENTIVE PLAN

The following summary is qualified in its entirety by the provisions of the plan, a copy of which is attached to the Proxy Statement as Appendix “A.”

Background

In May 2003, UTMD’s shareholders approved an incentive stock option plan for employees and  directors to purchase up to an aggregate maximum of 1,200,000 shares of Common Stock.  The plan had a ten-year life for granting options.  Under that plan, as of March 1, 2013, a total of 63,200 option shares have been exercised and an additional 119,400 awarded shares remain unexercised. A maximum dilution of 182,600 shares (4.9% of shares outstanding at 3/1/2013) will occur from the 1,200,000 share option plan shareholders approved in 2003. The ability to grant options under the 2003 plan expired February 15, 2013.

In addition to the 63,200 share dilution from the plan approved by shareholders in 2003, 1,103,100 shares were exercised during the last ten years from options under earlier option plans, less 380,000 shares swapped in payment of the option exercise price, for a total dilution to shareholders from UTMD option plans since 2003 of 786,300 shares.  During the same ten-year period, UTMD reduced its outstanding shares from 4,443,000 on January 1, 2003, to 3,711,000 on March 1, 2013.  This occurred because UTMD’s share repurchases exceeded issues of shares from option exercises.  Share repurchases have eliminated any dilution from option plans, which was part of the Board’s rationale for implementing UTMD’s share repurchase program.

In addition to the 119,400 awarded but still unexercised shares from the 2003 plan, there are 18,600 remaining unexercised option shares held by employees from earlier plans, totaling 138,000 total unexercised option shares outstanding.  A current outside director holds 20,000 option shares under the 2003 plan.  The CEO holds 10,000 unexercised options from plans approved prior to 2003.

The Board of Directors has approved an average of 29,000 option shares per year awarded out of the plan approved by shareholders in 2003.  Other than 20,000 shares granted to an outside director who joined the board in 2007, no options have been awarded to outside directors or the CEO since 1999.  (Please also see “Report of the Compensation and Option Committee” earlier in this document.)

In February 2013, the Board of Directors of UTMD adopted, pending shareholder approval at the 2013 Annual Meeting, the 2013 Employees’ and Directors’ Incentive Plan (“Plan”) to allow continuing granting of options and stock purchase rights to employees and directors.

General

The Board of Directors believes that it is important that management, including outside directors, as well as other key employees have a stake in the Company as shareholders and, as a long-term goal, intends to provide the opportunity for key employees and outside directors to purchase additional Common Stock of the Company.  The Plan is intended to advance the interests of the Company by (a) attracting competent directors, executive personnel, and other employees, (b) ensuring the retention of the services of existing directors and key employees, and (c) providing incentives to all of such personnel to devote the utmost effort and skill to the advancement and betterment of the Company by permitting them to participate in the ownership of the Company and thereby permitting them to share in increases in the value of the Company that they help produce.  Options are awarded at the current market price of the stock on the day that they are awarded.  The Company has issued no options under the Plan.

Under the Plan, incentive stock options, nonstatutory stock options, and stock purchase rights may be granted by the administrators of the Plan to employees, including executive officers, and directors, as may be determined in the best interests of the Company by the administrators of the Plan.  Under the Plan, a maximum of 100,000 shares may be sold on the exercise of options or the purchase of stock pursuant to stock purchase agreements, plus an annual increase to be added on the first day of the Company’s fiscal year beginning in 2014, equal to the lesser of 50,000 shares or 1.9% of the issued and outstanding common stock on such date.  The identification of individuals entitled to receive awards, the terms of the awards, and the number of shares subject to individual awards are determined by the administrators of the Plan, in their sole discretion; provided, however, that in no event may the aggregate fair market value of shares of Common Stock for which an ISO is first exercisable in any calendar year by any eligible employee exceed $100,000 and no employee may accrue the right to purchase stock under a stock purchase right in excess of $25,000 in any calendar year.

The Plan will be administered either by the Board of Directors or by a committee (the “Committee”) to be appointed from time to time by the Board of Directors.  Awards granted under the Plan may be incentive stock options (“ISOs”) as defined in the Internal Revenue Code (the “Code”), options that do not qualify as ISOs, and stock purchase rights, and are awarded at specified times, or to employees of the Company who, in the opinion of the Board or the Committee, have contributed, or are expected to contribute, materially to the Company’s success.

The exercise price of options granted under the Plan will be based on the trading price for the Company’s Common Stock at the time of grant and, in the case of ISOs, may not be less than 100% of the fair market value of the Common Stock on the date the option is granted (110% of the fair market value in the case of 10% stockholders).  Options granted under the Plan expire not later than ten years after the date of grant (five years in the case of ISOs granted to 10% stockholders).  The option price may be paid by cash or, at the discretion of the Committee, by delivery of Common Stock or options already owned by the optionee (valued at their fair market value at the date of exercise), or a combination thereof.

The aggregate number of shares of Common Stock with respect to which options or stock awards may be granted under the Plan, the number of shares covered by each outstanding option, and the purchase price per share shall be adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a recapitalization, reorganization, merger, consolidation, exchange of shares, stock dividend, stock split, reverse stock split, or other subdivision or consolidation of shares or other increase or decrease in such shares effected without receipt by the Company of the fair market value thereof (an “Event of Dilution”), in amounts to prevent substantial dilution or enlargement of rights granted to or available for eligible participants in the Plan.  In the case of an ISO, the ratio of the option price immediately after the change to the fair market value of the stock subject to the option immediately after the corporation transaction must not be more favorable to the optionee on a share-by-share basis than the ratio of the old option price to the fair market value of the stock subject to the option immediately before such transaction.  All such adjustments shall be made by the Board or the Committee, whose good faith determination shall be binding absent manifest error. The Plan explicitly forbids repricing of options.

The Board of Directors of the Company may from time to time alter, amend, suspend, or discontinue the Plan with respect to any shares of Common Stock as to which options or stock awards have not been granted.  However, no such alteration or amendment (unless approved by the shareholders) shall (a) increase (except in the event of an Event of Dilution) the maximum number of shares for which options or stock awards may be granted under the Plan either in the aggregate or to any eligible employee; (b) reduce (except in the event of an Event of Dilution) the minimum option prices that may be established under the Plan; (c) extend the period or periods during which options may be granted or exercised; (d) materially modify the requirements as to eligibility for participation in the Plan; (e) change the provisions relating to Events of Dilution; (f) reprice underwater options; or (g) materially increase the benefits accruing to the eligible participants under the Plan.

A participant to whom a nonstatutory option is granted will not realize income at the time of the grant.  Upon exercise of the option, the excess of the fair market value of the stock on the date of exercise over the exercise price will be taxable to the optionee as ordinary income.  The tax basis to the optionee for the stock acquired is the exercise price plus the amount recognized as income.  The Company will be entitled to a deduction equal to the amount of the ordinary income realized by the optionee in the taxable year which includes the end of the optionee’s taxable year in which she/he realizes the ordinary income.  When shares acquired pursuant to the exercise of the option are disposed of, the holder will realize additional capital gain or loss equal to the difference between the sales proceeds and her/his tax basis in the stock.

If a participant to whom an option is granted exercises her/his option by payment of the exercise price in whole or in part with previously owned Common Stock of the Company, the optionee will not realize income with respect to the number of shares received on exercise that equals the number of shares delivered by her/him.  The optionee’s basis for the delivered shares will carry over to the option shares received.  With regard to the number of nonstatutory option shares received that exceeds the number of shares delivered, the optionee will realize ordinary income at the time of exercise; the optionee’s tax basis in these additional option shares will equal the amount of ordinary income realized plus the amount of any cash paid.

Recipients of ISOs will not be required to recognize income at the time of the grant of the options or at the time of exercise of the options as long as the stock received on exercise is held for at least two years from the date of the grant of the ISOs or one year from the date of exercise (although the difference between the fair market value of the stock and the exercise price paid at the time of exercise must be taken into account for alternative minimum tax purposes).  If the stock received upon exercise of an ISO is disposed of prior to the expiration of either of such time periods, the employee will be required to recognize as ordinary income the amount by which the fair market value of the Common Stock at the time of exercise exceeds the exercise price of the ISOs.

Under the Plan, the Board of Directors can grant stock purchase rights for the purchase of Common Stock on agreed terms, payable out of employee payroll deductions or otherwise.  Stock purchase rights can be granted alone or in tandem with other awards under the Plan.  Unless the administrator determines otherwise, stock purchased under a stock purchase agreement is subject to repurchase by the Company upon the voluntary or involuntary termination of service of the recipient.  The purchase price for shares repurchased pursuant to the repurchase option shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company.  Stock purchase rights will generally be taxed in the same manner as ISOs.  Thus, the employee will not recognize income on the grant or exercise of the stock purchase right and the basis of the stock received is the purchase price.  If the employee disposes of stock acquired by a stock purchase right before the expiration of the later of two years after the granting of the stock purchase right or one year from the exercise of such right, the employee must recognize ordinary income in the year of disposition in amount equal to the difference between the stock fair market value and the exercise price.

If the employee holds the stock for the requisite holding periods, the employee must include in income at the time of sale (or death of the employee) the lesser of (a) the excess of the fair market value at the time of grant over the exercise price, or (b) the excess of the amount realized on the sale (or fair market value at time of death) over the exercise price.  Any additional gain or loss realized on the disposition will be long-term capital gain or loss.

PROPOSAL NO 3. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

The Audit Committee selected, and the Board of Directors ratified, the engagement of Jones Simkins LLC as the Company’s auditor and independent registered public accounting firm for the two years ended December 31, 2011 and 2012.  The Audit Committee has determined to appoint Jones Simkins LLC as the Company’s auditor and independent registered public accounting firm for the year ending December 31, 2013, contingent on acceptable terms of engagement including schedule and fee agreement.

If the selection of the independent registered public accounting firm is not ratified by shareholders, the Audit Committee will reconsider its selection.  Even if the selection is ratified by shareholders, the Audit Committee, in its discretion, may determine to appoint a different independent registered public accounting firm if the Audit Committee believes that it would be in the best interest of the Company and its shareholders.

Representatives of Jones Simkins LLC will be present at the Annual Meeting, have the opportunity to make a statement if they desire to do so and be available to respond to shareholder questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF JONES SIMKINS LLC AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

Fees billed by Jones Simkins LLC

The following table shows the aggregate fees billed for the audits of the Company’s consolidated financial statements and for other services rendered by Jones Simkins LLC for the years ended December 31, 2012 and December 31, 2011.

	2012	2011
Audit Fees	$98,917	$91,632
Audit-Related Fees	1,500	7,496
Tax Fees	19,500	20,225
All Other Fees	--	--
Total	$119,917	$119,353

Audit Fees.  Fees for professional services rendered for the audit of the Company’s annual financial statements, reviews of the financials included in UTMD’s quarterly reports on Form 10-Q and related regulatory reviews, and audit of its internal controls in accordance with the Sarbanes Oxley Act of 2002.

Audit-Related Fees. Fees for due diligence in connection with acquisitions and related accounting consultations, compliance with financing arrangements and attest services that were not required by statute or regulation.

Tax Fees.  Fees for tax filing, preparation and tax and IRS audit advisory services.

All Other Fees.  Fees for any other services not included in audit fees, audit-related fees and tax fees.

Audit Committee Policy and Approval

The engagements of UTMD auditors to perform all of the above-described services were made by the Audit Committee. This includes independent auditor firms other than Jones Simkins LLC that were required for acquisition-related financial audits of Femcare and its subsidiaries, year-end and statutory fiscal year 2012 financial and internal control audits of Femcare and its subsidiaries, the completion of tax returns for Femcare and its subsidiaries, and statutory audits of the Company’s employee benefits plans. The policy of the Audit Committee is to require that all services performed by independent auditors be pre-approved by the Audit Committee before services are performed.

Auditor Independence

The Audit Committee has considered whether the provision of the services rendered for nonaudit matters is compatible with maintaining Jones Simkins’ independence, and concluded that its independence was not impaired by performing such work for the Company.

PROPOSAL NO 4. ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in the Compensation Discussion and Analysis, UTMD seeks to develop and implement its executive compensation program to enhance the long-term financial value of the Company by closely aligning the financial interests of the Company’s senior management and other key employees with those of its shareholders.

The Board of Directors values and encourages constructive dialogue on compensation and other important governance topics with shareholders, to whom it is ultimately accountable.  The Board of Directors has determined to provide shareholders with an advisory vote on executive compensation every year, which it believes will enhance shareholder communication by providing another avenue to obtain information on shareholder views about the Company’s executive compensation program.

Although the vote is non-binding, the Board of Directors and Compensation Committee will review the voting results and consider constructive feedback obtained through this process in making future decisions about executive compensation.

Accordingly, the Board of Directors proposes that shareholders approve the following advisory resolution:

RESOLVED, that the UTMD shareholders approve, on an advisory basis, the compensation paid to UTMD’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 3, 2013

This proxy statement and the annual report to shareholders are available at www.utahmed.com/proxy.htm.

SHAREHOLDER PROPOSALS

No proposals have been submitted by shareholders of the Company for consideration at the 2013 Annual Meeting.  It is anticipated that the next Annual Meeting of Shareholders will be held during May 2014.  In accordance with SEC Rule 14a-8 and the advance notice requirements of Section 2.15 of UTMD’s Bylaws, shareholders may present proposals for inclusion in the Proxy Statement to be mailed in connection with the 2014 Annual Meeting of Shareholders of the Company, provided such proposals are received by the Company no later than December 2, 2013, and are otherwise in compliance with applicable laws and regulations and the governing provisions of the Articles of Incorporation and Bylaws of the Company.

MISCELLANEOUS

Other Business

There is no business other than that referred to in the Notice that may be considered at the Annual Meeting.

In order to assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided.  Whether or not you sign a proxy, we encourage you to attend the meeting.

By Order of the Board of Directors,
UTAH MEDICAL PRODUCTS, INC.

Salt Lake City, Utah                                                                Kevin L. Cornwell
March 7, 2013                                                                         Chairman and CEO

PROXY

Annual Meeting of the Shareholders of Utah Medical Products, Inc.	(This Proxy is Solicited on Behalf of the Board of Directors)

The undersigned hereby appoint Kevin L. Cornwell and Paul O. Richins, and each of them, proxies, with full power of substitution, to vote the shares of common stock of Utah Medical Products, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the corporate offices of the Company, 7043 South 300 West, Midvale, Utah, on May 3, 2013, at 12:00 noon, local time, and any postponement or adjournment(s) thereof, such proxies being directed to vote as specified below.  If no instructions are specified, such proxies will be voted "FOR" each of the proposals.

To vote in accordance with the Board of Directors' recommendations, sign below; the "FOR" boxes may, but need not be checked.  To vote against any of the recommendations, check the appropriate box(es) marked "WITHHOLD@ or AAGAINST," below.

(1)	To elect one director of the Company to serve a three year term and until her successor is elected and qualified;

	Barbara A. Payne:	FOR ☐	WITHHOLD ☐

(2)	To approve the 2013 Employees’ and Directors’ Incentive Plan;

		FOR ☐	AGAINST ☐	ABSTAIN ☐

(3)	To ratify the selection of Jones Simkins LLC as the Company’s independent public accounting firm for the year ending December 31, 2013;

		FOR ☐	AGAINST ☐	ABSTAIN ☐

(4)	To approve, by advisory vote, the Company’s executive compensation program.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS IN THE RECORDS OF THE COMPANY.  WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.  IF YOUR SHARES ARE HELD AT A BROKERAGE HOUSE, PLEASE INDICATE THE NAME OF THE BROKERAGE HOUSE AND THE NUMBER OF SHARES HELD.

Dated _________________________________	No. of Shares ________________________________

Signature ______________________________	Signature (if held jointly) _______________________

Print Name _____________________________	Print Name __________________________________

PLEASE ACT PROMPTLY

PLEASE MARK, SIGN, DATE, AND RETURN PROXY IN THE BUSINESS REPLY ENVELOPE PROVIDED.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on May 3, 2013 - the proxy statement and annual report are available at www.utahmed.com/proxy.htm.

Utah Medical Products, Inc.
7043 South 300 West
Midvale, Utah 84047